UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 21, 2014

Bacterin International Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-158426	20-5313323
(Commission File Number)	(IRS Employer Identification No.)

600 Cruiser Lane Belgrade, Montana	59714
(Address of Principal Executive Offices)	(Zip Code)

(406) 388-0480
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.03	Material Modification to Rights of Security Holders

The information in Item 5.03 is hereby incorporated by reference into this Item 3.03.

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 25, 2014, Bacterin International Holdings, Inc. (the “Company”) filed a Certificate of Amendment of Restated Certificate of Incorporation (the “Amendment”) with the Delaware Secretary of State. The Amendment provides that each ten shares of the Company’s common stock will be reclassified and combined into one share of common stock effective July 25, 2014 at 5:00 p.m. Eastern Time (the “Reverse Stock Split”). The Reverse Stock Split will be effective for trading purposes beginning Monday, July 28, 2014. No fractional shares will be issued in the Reverse Stock Split. In lieu of fractional shares, stockholders will receive a cash payment.

All outstanding options and warrants to acquire common stock will be adjusted to reflect the Reverse Stock Split. With respect to all outstanding options and warrants to purchase common stock, the number of shares of common stock that such holders may purchase upon exercise of such options or warrants will decrease, and the exercise prices of such options or warrants will increase, in proportion to the ratio for the Reverse Stock Split.  The number of shares reserved for issuance under the Company’s Amended and Restated Equity Incentive Plan will also be reduced proportionally based on the ratio of the Reverse Stock Split.

Existing stockholders holding common stock certificates will receive a letter from the Company's transfer agent, Corporate Stock Transfer, with specific instructions regarding the exchange of certificates. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 3.1 and incorporated by reference herein.

Item 8.01	Other Events.

The Company has announced that it anticipates total net revenue for the second quarter of 2014 to be in the range of $8.75 million to $8.85 million, representing a year over year increase of 6 to 7% when compared to $8.3 million reported for the second quarter of 2013. Gross margin for the period is expected to fall between 61% and 63%. This compares to 57% during the second quarter of 2013 and is in line with the Company’s guidance.

Preliminary Operating loss for the quarter is expected to be in the range of ($1.5) million to ($1.4) million, a decrease of 20 – 25% over second quarter 2013 operating loss of ($1.9) million.

Preliminary EBITDA for the quarter was in the range of ($800,000) to ($900,000), compared to ($1.4) million for the second quarter of 2013.

Important Cautions Regarding Forward-looking Statements

This Form 8-K contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the ability of the Company’s sales force to achieve expected results, the Company's ability to meet its existing and anticipated contractual obligations, including financial covenant and other obligations contained in the Company’s secured lending facility; the Company’s ability to manage cash flow; the Company’s ability to obtain shareholder approval of financing transactions; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's customers to pay and the timeliness of such payments; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the Company’s ability to successfully conclude government investigations; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; the Company’s ability to remain listed on the NYSE MKT; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No	Description

3.1	Certificate of Amendment of Restated Certificate of Incorporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 25, 2014	BACTERIN INTERNATIONAL HOLDINGS, INC.

	By:	/s/ John Gandolfo
Name: John Gandolfo
Title: CFO

EXHIBIT INDEX

3.1	Certificate of Amendment of Restated Certificate of Incorporation